Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

August 1, 2006

MILLENNIUM BANKSHARES ANNOUNCES RETIREMENT PLANS

OF CARROLL C. MARKLEY

Reston, VA – August 1, 2006 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced that Carroll C. Markley, its Chairman, President and Chief Executive Officer , has informed the Company that he intends to retire from active management of the Company and its subsidiary, Millennium Bank, National Association, on March 31, 2007. Millennium Bankshares also announced that it will commence its search for a successor to Mr. Markley soon after its 2006 annual meeting of shareholders.

The Company’s search will be led by the Nominating and Governance Committee of its board of directors; Mr. Markley has indicated that he will remain as the Company’s President and Chief Executive Officer until a successor is announced if his successor has not been hired by March 31, 2007.

Douglas K. Turner, the chairman of the Nominating and Governance Committee, said, “The board is committed to ensuring a smooth transition of leadership; we will begin the search for Carroll’s successor six months before his retirement in order to maximize the effectiveness and efficiency of the search and to ensure that we identify the best available candidate for the job.”

Mr. Markley commented, “I am very proud of the accomplishments of the management and employees of Millennium Bankshares and the excellent services we provide to our customers and the communities in which we do business. We reported record net income for the first and second quarters of 2006 and expect that level of performance to continue during the remainder of my tenure with Millennium. While I look forward to enjoying free time and increasing my involvement in outside interests, I also look forward to the Company’s continued growth and success.”

Carroll Markley is Chairman, President and Chief Executive Officer of Millennium Bankshares and the Chairman and Chief Executive Officer of Millennium Bank. He was the founder of Millennium Bankshares Corporation and Millennium Bank in 1998. Previously, Mr. Markley was Chairman and Chief Executive Officer of United Bank - Virginia during 1997 and 1998, and

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Mr. Markley founded Patriot Bankshares Corporation and Patriot National Bank, Reston, Virginia, where he served as President and Chief Executive Officer from 1990 to 1997.

In connection with Mr. Markley’s announcement and our search for a successor to Mr. Markley, we have entered into a new Consulting Agreement with CCM Consulting Services, Inc., which is wholly owned by Mr. Markley, and an Employment Agreement with him. These agreements become effective on the day immediately following Mr. Markley’s retirement date, which shall be the later to occur of March 31, 2007 or such time of the employment of a successor to Mr. Markley as Chief Executive Officer of the Company and the Bank and such person shall have commenced his employment in such capacities. In no event shall the retirement date occur earlier than March 31, 2007.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium has total consolidated assets of approximately $486 million, deposits of approximately $346 million and stockholders’ equity of approximately $49 million.

Millennium Bank is a nationally chartered community bank with seven banking offices – five in Northern Virginia (Reston (2), Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The bank’s internet address is www. millenniumbank.com.

Forward-Looking Statements

This press release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Carroll C. Markley, Chairman, President and CEO

703-464-1970

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